Exhibit 99.1

Selectis Health Announces the Reopening of Renovated Oklahoma City Facility and 2020 Financial Results Conference Call

Greenwood Village, Colorado, March 30, 2021 – Global Healthcare REIT, Inc. (Currently in a rebranding effort to Selectis Health, Inc.) (OTC: GBCS) (“Selectis” or the “Company”) is pleased to announce that it was granted its Nursing Facility License by the Oklahoma State Department of Health (“OSDH”) on March 25th to its Park Place & Rehab Center in Oklahoma City. The 106-bed skilled nursing facility was able to begin admitting residents on March 26th. Park Place just underwent a massive renovation of its entire facility including patient rooms, dining halls, the kitchen, refrigeration units, the administration offices, showers, hallways, bathrooms, and a significant upgrade of all technology. The Company has begun the enrollment process for the Medicaid and Medicare certification with CMS.

Selectis Health’s CEO, Lance Baller, stated, “We are excited to open the Park Place facility after an extensive renovation. The center underwent a $1 million facelift which we expect to be instrumental in attracting the new patient mix the facility is targeting. Park Place represents the third complete closure, renovation, rebranding, and reopening of a facility the Company has done. We believe our recent past successes have given us the right formula to ensure Park Place is the most advanced and successful facility within a fifteen-minute radius, and the State’s vaccination efforts in the Covid-19 pandemic will aid in the facility’s rapid expected census growth. We are also excited about the facility Administrator and the new Director of Nursing who have a history of bringing the highest level of care to residents.”

Additionally, Selectis is pleased to schedule a conference call on Thursday, April 1, 2021 at 11:00 a.m. Eastern Daylight Time to discuss results for year end of December 31, 2020. Financial results will be issued in a press release and a 10-K filing with SEC prior to the call.

Selectis management will host the presentation, followed by a question-and-answer period.

Conference Details

Date and Time: Thursday April 1, 2021, 11:00 AM ET

Dial In: 1-877-407-0789

Din In International: 1-201-689-8562

Conference ID: 13718277

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 2:00 p.m. Eastern Daylight Time on the same day through Thursday April 8, 2021.

Replay Dial-In Numbers

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Pin Number: 13718277

Forward-looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur, and actual results could differ materially from those presented. There can be no assurance that the Company will be able to declare and pay cash dividends to common stockholders in the future, or the frequency or amount of such dividends, if any. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

For Further Information Contact:

Brandon Thall

investors@selectis.com